Exhibit 99.1

Pacific Premier Bancorp Announces Departure of Chief Financial Officer

Irvine, Calif., May 4, 2016 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), the holding company of Pacific Premier Bank, announced today that E. Allen Nicholson will resign from the position of Executive Vice President and Chief Financial Officer on May 31, 2016 to accept a position with another financial institution. John Mangold, the Company’s current First Vice President and Treasurer, will serve as Interim Chief Financial Officer while the Company completes its search process for a permanent Chief Financial Officer.

“We have already begun a search for a replacement and I am confident we will be able to retain a strong executive to lead our Accounting and Finance Department” said Steve Gardner, President and CEO of Pacific Premier Bancorp. “Allen did an excellent job managing our Finance and Accounting Department during a period of strong growth for the Company and we appreciate his hard work. We wish Allen well in his future endeavors.”

About Pacific Premier Bancorp, Inc.

The Company is the holding company for the Bank, one of the largest community banks headquartered in Southern California. The Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. The Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. The Bank currently serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Murrieta, Newport Beach, Orange, Palm Desert, Palm Springs, Redlands, Riverside, San Bernardino, and San Diego.

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Contact:

Pacific Premier Bancorp, Inc.

Steve R. Gardner
President/CEO
949-864-8000